Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-4 of L-3 Communications Corporation and subsidiaries of our report dated March 15, 2005, except for Notes 1 and 18, as to which the date is November 1, 2005, relating to the consolidated financial statements, management's assessments of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of L-3 Communications Holdings, Inc. and L-3 Communications Corporation and subsidiaries, which appears in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
November 23, 2005